News

DENBURY TERMINATES ITS
PREVIOUSLY ANNOUNCED NOTES EXCHANGE OFFERS

PLANO, TX – January 20, 2016 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced it has terminated its previously announced private offers (the “Exchange Offers”) to eligible holders of its outstanding 6⅜% Senior Subordinated Notes due 2021, 5½% Senior Subordinated Notes due 2022, and 4⅝% Senior Subordinated Notes due 2023 (collectively, the “Old Notes”) to exchange a portion of their Old Notes for newly issued 7½% Senior Notes due May 15, 2022.

The Exchange Offers were set to expire at 11:59 p.m., New York City time, on January 20, 2016 (the “Expiration Time”). Prior to the Expiration Time, the Company elected to terminate the Exchange Offers pursuant to the terms and conditions set forth in the Company’s offering memorandum dated December 21, 2015, as amended by the supplement dated January 12, 2016. As a result of the termination of the Exchange Offers, no Old Notes will be accepted for exchange, and all Old Notes tendered and not previously withdrawn pursuant to the Exchange Offers will be promptly returned to their respective holders.

Eligible holders of the Old Notes may contact the Information and Exchange Agent, Global Bondholder Services Corporation, at (866) 470-4500 (U.S. Toll-free) or (212) 430-3774 (Collect), with any questions regarding the termination of the Exchange Offers.

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to CO2 enhanced oil recovery operations.
#      #      #

DENBURY CONTACTS:
Mark C. Allen, Senior Vice President and Chief Financial Officer, 972.673.2000
Ross M. Campbell, Manager of Investor Relations, 972.673.2825